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                                                                    Exhibit p(i)
                                 CODE OF ETHICS

                            CIGNA ANNUITY FUNDS GROUP


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                                    SECTION 1
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                               STATEMENT OF POLICY
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         This Code of Ethics is being adopted by CIGNA Annuity Funds Group (the
"Trust") on behalf of itself and those series of its shares (the "Funds") which need to adopt the Code of Ethics in compliance with Rule 17j-1 promulgated by the Securities and Exchange Commission pursuant to Section 17(j) of the Investment Company Act of 1940. This Code of Ethics is designed to ensure that those individuals who have access to information regarding the portfolio securities activities of the Funds do not intentionally use information concerning those portfolio securities activities for their personal benefit and to the detriment of the Fund.

         This Code of Ethics is intended to cover all Access Persons (as hereinafter defined) of the Funds, and all Access Persons are subject to and bound by the terms of this Code of Ethics.

         It is not the intention of this Code of Ethics to prohibit personal securities transactions by Access Persons of the Funds, but rather to prescribe rules designed to prevent actual and apparent conflicts of interest. While it is not possible to specifically define and prescribe rules addressing all possible situations in which conflicts may arise, this Code of Ethics sets forth the policy regarding conduct in those situations in which conflicts are most likely to develop.

         Every Access Person should keep the following general principles in mind in discharging his or her obligations under this Code of Ethics:

          (i) No Access Person shall knowingly place his or her own interest ahead of those of the Funds.

         (ii) No Access Person should use knowledge of transactions of the Funds to his or her profit or advantage.



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                                    SECTION 2

                                   DEFINITIONS


ACCESS PERSON means any trustee, officer, or Advisory Person of the Trust.
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ADVISORY PERSON means (i) any employee of the Trust (or of any company in a
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control relationship to the Trust) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by the Trust, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; and (ii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the Purchase and Sale of a Security.

BEING CONSIDERED FOR PURCHASE OR SALE means that a recommendation to Purchase or
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Sell a Security has been made and communicated, as evidenced by, for example, the placement of an order to Purchase or Sell a Security or the preparation of a written report regarding the recommended Purchase or Sale of a Security.

BENEFICIAL OWNERSHIP shall be interpreted in the same manner as it would be in
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determining whether a person is subject to the provisions of Section 16 of the
Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial ownership shall apply to all Securities which an Access Person has or acquires. (See attached Exhibit A - Examples of Beneficial Ownership.)

COMPLIANCE OFFICER means the person so designated by the Trust to administer
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this Code of Ethics.

CONTROL shall have the same meaning as that set forth in Section 2(a)(9) of the
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Investment Company Act of 1940.

DISINTERESTED TRUSTEE means a trustee of the Trust who is not an "interested
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person" of the Trust within the meaning of Section 2(a)(19) of the Investment
Company Act of 1940.

FUND means each series of shares of the Trust which is registered as an
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investment company under the Investment Company Act of 1940 other than CIGNA
Annuity Money Market Fund.

PURCHASE OR SALE of a Security includes the writing of an option to Purchase or
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Sell a Security.

SECURITY shall have the meaning set forth in Section 2(a)(36) of the Investment
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Company Act of 1940, except that it shall not include securities issued by the
Government of the United


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States or any agency or instrumentality thereof, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

TRUST means CIGNA Annuity Funds Group, a business trust organized under the Laws
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of the Commonwealth of Massachusetts.



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                                    SECTION 3
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                                  PROHIBITIONS
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PURCHASES AND SALES OF SECURITIES
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No Access Person shall Purchaser or Sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his actual knowledge at the time of such Purchase and Sale:

          (i)     is being Considered for Purchase or Sale by a Fund; or

         (ii)     is being Purchased or Sold by a Fund


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                                    SECTION 4
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                                   EXEMPTIONS
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The prohibitions of Section 3 of this Code of Ethics shall not apply to:

          (i) Purchases or Sales affected in any account over which the Access Person has no direct or indirect influence or control;

         (ii) Purchases or Sales of Securities which are not eligible for Purchase or Sale by a Fund;

         (iii) Purchases or Sales which are non-volitional on the part of either the Access Person or a Fund;

         (iv) Purchases which are part of an automatic dividend reinvestment plan;

         (v) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and Sales of such rights so acquired;

         (vi) Purchases or Sales which receive the prior approval of the Compliance Officer because they are only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the Securities to be Purchased, Sold, or held by a Fund.



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                                    SECTION 5
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                             REPORTING REQUIREMENTS
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IN GENERAL
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Every Access Person shall report to the Compliance Officer the information described in the paragraph below ("Contents") with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence or control.

A Disinterested Trustee of the Trust need only report a transaction in a Security if such Trustee, at time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction in a Security by the Trustee, such Security was Purchased or Sold by a Fund, or was Being Considered for Purchase or Sale by a Fund.

CONTENTS
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Every report required as described above shall be made not later than ten (10)
days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

         (i) The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

         (ii) The nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition);

         (iii)  The price at which the transaction was effected; and

         (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

Any report may contain a statement that the report shall not be construed as an admission by the Access Person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates.

REPORTING UNDER THE INVESTMENT ADVISERS ACT OF 1940
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Notwithstanding the reporting requirements described in this Section 5, an
Access Person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.


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                                    SECTION 6
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                                    SANCTIONS
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The Compliance Officer of the Trust shall review or supervise the review of the personal Securities transactions reported pursuant to Section 5. As part of that review, each such reported Securities transaction shall be compared against complete and contemplated portfolio transactions of the Trust to determine whether a violation of this Code of Ethics may have occurred. If the Compliance Officer of the Trust determines that a violation may have occurred, he shall submit the pertinent information regarding the transaction to counsel for the Trust. Such counsel shall evaluate whether a material violation of this Code of Ethics has occurred, taking into account all the exemptions provided under
Section 4. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Access Person whose transaction is in question.

If such counsel determines that a material violation of this Code of Ethics has occurred, such counsel shall so advise the President of the Trust. If the President determines the violation to be material, he shall provide a written report to the Nominating Committee of the Board of Trustees for such further action and sanctions as said Committee deems appropriate.



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                                    Exhibit A

                        EXAMPLES OF BENEFICIAL OWNERSHIP

         The Code of Ethics relates to the Purchase or Sale of Securities of which an office or trustee has a direct or indirect "Beneficial Ownership" except for Purchases or Sales over which such individual has no direct or indirect influence or control.

EXAMPLES OF BENEFICIAL OWNERSHIP
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         What constitutes "Beneficial Ownership" has been dealt with in a number of SEC releases and has grown to encompass many diverse situations. These include Securities held:

         (a) by you for your own benefit, whether as bearer, registered in your own name, or otherwise;

         (b) by others for your benefit (regardless of whether or how registered), such as Securities held for you by custodians, brokers, relatives, executors or administrators;

         (c)      for your account by pledges;

         (d)      by a trust in which you have an income or remainder interest.
                  Exceptions: where your only interest is to get principal if (1) some other remainderman dies before distribution, or
                  (2) if some other person can direct by will a distribution of trust property or income to you;

         (e) by you as trustee or co-trustee, where either you or members of your immediate family, i.e., spouse, children and their descendants, step-children, parents and their ancestors, and step-parents (treating a legal adoption as blood relationship), have an income or remainder interest in the trust;

         (f) by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries;

         (g)      by any partnership in which you are a partner;

         (h) by a personal holding company controlled by you alone or jointly with others;

         (i)      in the name of your spouse unless legally separated;

         (j) in the name of minor children or in the name of any relative of yours or of your spouse (including an adult child) who is presently sharing your home. This applies even if the Securities were not received from you and the dividends are not actually used for the maintenance of your home;


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         (k)      in the name of another person (other than those listed
                  in (i) and (j) just above), if by reason of any contract, understanding, relationship, agreement or other arrangement you obtain benefits substantially equivalent to those of ownership;

         (l) in the name of any person other than yourself, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (k) above), if you can vest or revest title in yourself.